EXHIBIT 10.9

Information Regarding Named Executive Officer Salary and Bonus Arrangements

The Compensation and Benefits Committee of the Board of Directors of First Data Corporation (the “Company”) approved: (i) an increase in the base salary for Kimberly S. Patmore, Executive Vice President and Chief Financial Officer of the Company, from $575,000 to $600,000 effective October 1, 2007; and (ii) 2008 bonus targets for Edward A. Labry III, Senior Executive Vice President of the Company, in the amount of $937,500, and for Kimberly S. Patmore, Executive Vice President and Chief Financial Officer of the Company, in the amount of $600,000.